Exhibit 99.1

5835 Peachtree Corners East - Norcross, GA 30092
Telephone (770) 242-8723 Fax (770) 242-8639

Contacts

Media: Deanne Eagle, Cameron Associates – 917-837-5866

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics’ LuViva™ Advanced Cervical Scan Under Review by

United Kingdom’s NHS Diagnostics Assessment Programme

MANCHESTER, United Kingdom (October 4, 2011) – -- Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP), developer of a rapid and painless testing platform that uses biophotonics for the early detection of disease, today announced that the LuViva™ Advanced Cervical Scan was selected for inclusion in a review of new technologies by the United Kingdom’s National Institute for Health and Clinical Excellence (NICE).

As part of NICE's work to provide guidance on medical technologies, its Diagnostics Assessment Programme (DAP) focuses on the evaluation of innovative medical diagnostic technologies in order to ensure that the National Health Service (NHS) is able to adopt clinically and cost effective technologies rapidly and consistently. LuViva is one of four new adjunctive colposcopy technologies under review as part of the assessment. Additional information about the NICE assessment can be found at http://guidance.nice.org.uk/DT/5

“Inclusion in the NICE review is important to our strategy of establishing LuViva as a means to improve the standard of care for women’s health internationally,” said Mark L. Faupel, Ph.D., President and CEO of Guided Therapeutics. “We look forward to working with NICE over the coming months to demonstrate not only LuViva’s efficacy, but the tremendous savings in time and money our technology can bring to the UK healthcare system.”

LuViva scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively. Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing.

In the United Kingdom, LuViva is proposed initially as a test for about 400,000 women who are annually referred to more than 170 institutions for follow up from a Pap test, called a colposcopy examination, which in many cases involves taking a biopsy of the cervix. Based on its clinical trial results, LuViva could eliminate about 40% of unnecessary follow up procedures and could identify serious cervical disease up to two years earlier than the standard of care.

About NICE

The National Institute for Health and Clinical Excellence (NICE) is the independent organisation responsible for providing national guidance and standards on the promotion of good health and the prevention and treatment of ill health in the United Kingdom. NICE produces guidance for public health, health technologies and clinical practice. NICE produces quality standards and quality and outcomes framework for patient care. Additionally, NICE provides advice and support on putting NICE guidance and standards into practice through its implementation programme, and it collates and accredits high quality health guidance, research and information to help health professionals deliver the best patient care through NHS Evidence. For more information, visit www.nice.org.uk.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The company’s first planned product is the LuViva™ Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The LuViva Advanced Cervical Scan and Barrett’s Esophagus technology are investigational devices and are limited by federal (U.S.) law to investigational use.

The LuViva mark, LuViva and wave logo are trademarks owned by Guided Therapeutics, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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